Exhibit 99.1

QWEST REPORTS STRONG THIRD QUARTER RESULTS — SUSTAINED
PROFITABILITY, MARGIN EXPANSION AND SOLID FREE CASH FLOW

	Unaudited (in millions, except per share amounts)
	Q3 2006	Q2 2006	Seq. Change	Q3 2005	Y over Y Change
Operating Revenues	$3,487	$3,472	0.4%	$3,504	(0.5)%
Net Income (Loss)	194	117	65.8%	(144)	nm
Net Income (Loss) per Basic Share	0.10	0.06	66.7%	(0.08)	nm
Net Income (Loss) per Diluted Share	0.09	0.06	50.0%	(0.08)	nm

•                  Trends Improve in Key Growth Areas:

•                  Bundle Penetration Advances to 56 Percent

•                  Consumer ARPU Increases 7 Percent to $50

•                  Total High-Speed Internet Subscribers Reach Milestone of 2 Million

•                  Nine Consecutive Quarters of Year-Over-Year Margin Expansion; Adjusted EBITDA Margin Advances to 32.5 Percent(a)

•                  Third Consecutive Quarter of Improved Net Income

•                  Free Cash Flow on Track(a)

•                  Customer Service Improvements Continue

DENVER, Oct. 31, 2006 — Qwest Communications International Inc. (NYSE: Q) today reported solid third quarter results highlighted by higher revenue, strong growth in earnings per share and nine consecutive quarters of year-over-year margin expansion. For the quarter, Qwest reported net income of $194 million, or $0.10 per basic share compared with a loss of $144 million, or ($0.08) per share in the third quarter 2005.

“We are very pleased that Qwest continues to gain momentum with its third quarter of sequential improvement in earnings per share,” said Richard C. Notebaert, Qwest chairman and CEO. “Customers are embracing our higher-value, higher ARPU products that contribute to our revenue while our cost structure and investments remain focused and rational.”

(a) See attachment E for Non GAAP Reconciliation

Financial Results

Qwest reported revenue of $3.5 billion for the third quarter, benefiting from improving sales within Qwest’s diverse portfolio of growth products, including high-speed Internet, advanced data products and digital voice service. Year-ago revenues included the impact of $52 million recognized in the third quarter of 2005 from a large government contract.

“We continue to deliver on our expectations for the year,” said Oren G. Shaffer, Qwest vice chairman and CFO. “Our margins continue to expand toward our target of the mid-30 percent range, our free cash flow is squarely on track for the year, and we continue to pursue additional opportunities to expand top-line growth.”

Qwest’s operating expenses declined 6.3 percent to $3.1 billion for the third quarter of 2006, compared to the third quarter of 2005, as a result of improvements in productivity and operating efficiencies, lower facility costs and lower depreciation. Operating expense in the third quarter of 2006 included $43 million of severance charges as productivity improvements outpaced normal attrition levels.

Qwest’s adjusted EBITDA margins increased to 32.5 percent in the third quarter, excluding severance charges, marking the ninth consecutive quarter of year-over-year margin expansion. This represents a 390 basis point improvement from the third quarter a year ago, after adjusting for $26 million of real estate realignment in the year ago quarter, and up 60 basis points sequentially.

Net income for the quarter improved to $194 million from a loss of $144 million in the year-ago quarter. The current quarter includes a benefit of $92 million from a tax-sharing settlement and a severance charge of $43 million.

Cash Flow, Capital Spending and Interest

The company generated solid free cash flow of $358 million in the quarter resulting from continued improvement in operating results and lower debt levels. Free cash flow year-to-date totaled $803 million before one-time items, which is nearly 70 percent higher than the same period in 2005.  Qwest continues to expect free cash flow of $1.35 billion to $1.5 billion in 2006 compared with $904 million in 2005 (both before one-time payments).

Third-quarter capital expenditures totaled $394 million, compared to $445 million in the third quarter of 2005, with a continued focus on the proportion spent on broadband to enable higher speeds and footprint expansion. Capital spending in 2006 is expected to approximate the 2005 level as the company continues to focus on support for the highest service levels and disciplined investment in key growth areas, which includes approximately 40 percent of wireline spending focused on broadband.

Interest expense totaled $291 million for the third quarter, compared to $384 million in the year-ago quarter, which is on track with the company’s expectation for a $300 million reduction in annual interest expense resulting from its retirement of high coupon, legacy debt and lower debt levels.

Balance Sheet Update

In its effort to continue to improve the balance sheet and free cash flow, Qwest reduced total net debt (gross debt less cash and short-term investments) to $13.7 billion, down $800 million since year-end 2005. The company maintained strong liquidity with cash and short-term investments of $1.2 billion at the end of the quarter.

Bundles

Since the launch of new bundles in 2005, Qwest has experienced measurable success in growing the number of customers who subscribe to more than one service. Qwest’s full-featured bundled offering includes digital voice, high-speed Internet access, a national wireless offering and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc.

The company’s bundle penetration increased to 56 percent in the quarter, compared to 50 percent a year ago. Sales of voice packages plus three or four products continue to drive significant growth. Customer demand for value-added services is driving higher consumer ARPU, which increased 7 percent to $50 from $47 a year ago.

Customer Connections

The company continues to see growth from customer connections as a result of bundling and localized sales initiatives. Qwest’s customer connections — which include consumer and small-business primary and secondary access lines, high-speed Internet subscribers, wireless and video customers — grew 121,000 sequentially and 344,000 from the year ago quarter, marking the fourth consecutive quarter of year-over-year increases.

Strong results in bundle subscriber additions and customer connections were partially offset by year-over-year total retail line losses of 5.1%, excluding 32,000 affiliate disconnects in the prior year.

High-Speed Internet

Qwest High-Speed Internet continued to show robust growth for the quarter. As a result, mass markets data and Internet revenues increased 10 percent sequentially and 42 percent year-over-year. Qwest benefited from strong demand, particularly in the conversion of customers from dial-up to broadband and migration to higher-speed offerings. The company added over 175,000 high-speed Internet lines in the third quarter. This represents a 10 percent increase sequentially and a 47 percent increase year-over-year in total subscribers. This month, the company reached total subscribers of 2 million — a key milestone.

In July, Qwest launched the “Price for Life” promotion that offers Qwest ChoiceTM DSL Deluxe (1.5 Mbps) for new customers who sign a two-year term commitment, a fixed price for life (unless they terminate, change service or change ISPs). Due to the strong response to this promotion, Qwest expanded “Price for Life” in October to new Qwest Choice DSL Premium (3-5 Mbps) customers.

Qwest continued to invest in its high-speed Internet footprint as well as increase the speeds available to customers. Currently, 82 percent of Qwest’s households are eligible for broadband services, up from approximately 67 percent at the end of 2004 with growing focus on increasing speeds to the footprint.

Digital Voice

Last quarter, the company launched its “digital voice” campaign to promote Qwest’s reliable, high-quality, integrated local and long-distance services. Qwest’s digital voice penetration, which is long-distance subscribers as a percent of retail local lines, expanded to 39 percent from 36 percent a year ago.

Wireless

Wireless revenue grew 3 percent compared to the prior year, driven by promotions and successful bundling efforts. Qwest continues to benefit from wireless in the bundle with approximately 75 percent of wireless subscribers on an integrated bill with at least one other service. The company’s wireless subscriber base totaled 781,000 for the quarter.

During the quarter, Qwest introduced two new wireless handsets — the Samsung A920 and the ultra-thin Sanyo 6600 Katana. The A920 includes Music on Demand and full-track music downloading through the Qwest music store. Both the A920 and the Katana handsets support some of the most advanced wireless technologies, including global positioning system (GPS) navigation and Bluetooth® capabilities.

DIRECTV® Alliance

Total DIRECTV subscribers reached 311,000 in the quarter with customers growing more than 45 percent from the second quarter and more than three times from a year ago. Qwest and DIRECTV’s strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the entire Qwest 14-state region.

In August, the company in coordination with DIRECTV, launched the “Qwest Football Bundle” — Qwest High-Speed Internet service, digital voice (unlimited local and long-distance service) and DIRECTV programming, including its college football and exclusive professional football package subscriptions, just in time for the football season.

Enterprise and Wholesale

Enterprise and Wholesale channels continue to be driven by strong demand in data and Internet services.  Qwest continues to advance its MPLS-based capabilities, VoIP and iQ suite of services in the marketplace driving strong volumes. Enterprise growth products continue to gain traction representing over 20 percent of business revenue and growing at nearly 30 percent on an annualized basis, excluding the impact of the large government contract in the prior year.

During the quarter, Qwest closed its acquisition of OnFiber Communications, Inc., an Austin, Texas-based provider of custom-built and managed metropolitan Ethernet and wide-area networks. OnFiber operates an all-optical network in 23 metropolitan areas across the nation and features a full offering of access and transport services.

Also in the quarter, Qwest announced new or expanded networking and voice and data agreements with Buca, Inc., the State of Minnesota, USDA Forest Service, OpSource, C&D Technologies, Brooke Corporation and Affiliated Computer Services (ACS).

The company’s wholesale channel continued to drive growth and improve efficiency in delivering services to customers. Wholesale long-distance revenue grew 6.1 percent year over year, continuing to benefit from its focus on growth customers including cable, wireless and VoIP providers. In the quarter, Qwest added Qwest IP Voice 8xx Origination and Qwest Wholesale Hosted VoIP services to its suite of VoIP solutions, giving wholesale customers a one-stop shop for all their VoIP needs.

Customer Service

Qwest continues to make measurable improvements toward the goal of providing best-in-class customer service. In the consumer business, J.D. Power and Associates recently released the second wave results for its 2006 Internet Service Provider Residential Customer Satisfaction survey. The results showed improvement for Qwest in every category, with overall high-speed Internet satisfaction up nearly 6 percent since the first wave earlier this year. In addition, Qwest technicians continue to be ranked higher than the industry average in all areas. The results demonstrate Qwest employees’ commitment to further improve customer satisfaction.

In October, Atlantic-ACM — a research consultancy serving the telecommunications and information industries — published survey results that ranked Qwest’s wholesale channel No. 1 in the industry for provisioning and customer service. In addition, Qwest earned four Metro Carrier Excellence Awards for its local voice, transport, SONET and direct Internet connection services.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/events.

About Qwest

Qwest offers a unique and powerful combination of voice and data solutions for businesses, government agencies and consumers — locally and throughout the country.  Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience.

For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Stephanie Comfort
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS  EXCEPT PER SHARE AMOUNTS, SHARES IN THOUSANDS)

(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2006	2005	Change	2006	2005	Change

Operating revenue	$3,487	$3,504	(0.5)%	$10,435	$10,423	0.1%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,382	1,512	(8.6)%	4,192	4,385	(4.4)%
Selling, general and administrative	1,014	1,016	(0.2)%	2,998	3,097	(3.2)%
Depreciation and amortization	691	768	(10.0)%	2,075	2,307	(10.1)%
Total operating expenses	3,087	3,296	(6.3)%	9,265	9,789	(5.4)%
Other expense (income)—net:
Interest expense—net	291	384	(24.2)%	885	1,145	(22.7)%
Loss (gain) on early retirement of debt—net	9	(11)	nm	4	32	(87.5)%
Gain on sale of assets	—	—	nm	(3)	(257)	(98.8)%
Other—net	(51)	(20)	(155.0)%	(88)	(35)	(151.4)%
Total other expense (income)—net	249	353	(29.5)%	798	885	(9.8)%

Income (loss) before income taxes	151	(145)	nm	372	(251)	nm
Income tax benefit	43	1	nm	27	—	nm
Net income (loss)	$194	$(144)	nm	$399	$(251)	nm

Basic income (loss) per share	$0.10	$(0.08)	nm	$0.21	$(0.14)	nm

Basic weighted average shares outstanding	1,901,372	1,843,715	3.1%	1,886,127	1,827,937	3.2%

Diluted income (loss) per share	$0.09	$(0.08)	nm	$0.20	$(0.14)	nm

Diluted weighted average shares outstanding	2,004,502	1,843,715	8.7%	1,962,558	1,827,937	7.4%

nm - percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	September 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$962	$846
Short-term investments	218	101
Other current assets	2,395	2,217
Total current assets	3,575	3,164
Property, plant and equipment—net and other assets	17,539	18,333
Total assets	$21,114	$21,497

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current borrowings	$1,685	$512
Accounts payable and other current liabilities	3,459	3,723
Total current liabilities	5,144	4,235
Long-term borrowings—net	13,228	14,968
Other long-term liabilities	5,318	5,511
Total liabilities	23,690	24,714
Stockholders’ deficit	(2,576)	(3,217)
Total liabilities and stockholders’ deficit	$21,114	$21,497

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Nine Months Ended
	September 30,
	2006	2005

Cash provided by operating activities	$1,929	$1,588

Cash used for investing activities	$(1,381)	$(442)

Cash (used for) provided by financing activities	$(432)	$14

Increase in cash and cash equivalents	$116	$1,160

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the
	Three Months Ended September 30,		%
	2006	2005	Change
OPERATING REVENUE (1)
Wireline services revenue
Voice services
Local voice services
Mass markets	$994	$1,036	(4.1)%
Business	303	325	(6.8)%
Wholesale	169	183	(7.7)%
Total local voice services	1,466	1,544	(5.1)%
Long-distance services
Mass markets	163	141	15.6%
Business	137	140	(2.1)%
Wholesale	295	278	6.1%
Total long-distance services	595	559	6.4%
Access services	139	159	(12.6)%
Total voice services	2,200	2,262	(2.7)%
Data and Internet services
Mass markets	226	159	42.1%
Business	581	625	(7.0)%
Wholesale	336	315	6.7%
Total data and Internet services	1,143	1,099	4.0%
Total wireline services revenue	3,343	3,361	(0.5)%
Wireless services revenue	135	131	3.1%
Other services revenue	9	12	(25.0)%
Total operating revenue	$3,487	$3,504	(0.5)%
Capital expenditures (in millions) (2)	$394	$445	(11.5)%
Total employees	38,629	39,767	(2.9)%
Consumer revenue: (3)
ARPU (in dollars)	$50.07	$46.65	7.3%
In-Region long distance lines (in thousands)	4,900	4,705	4.1%
High-speed Internet:
Subscribers (in thousands) (4)	1,973	1,340	47.2%
Qualified households/businesses (in millions)	7.2	7.1	1.4%
Wireless/PCS: (5)
Total wireless services revenue	$135	$131	3.1%
End of period subscribers (in thousands)	781	748	4.4%
ARPU (in dollars)	$49	$51	(3.9)%
Access lines (in thousands): (6)
Business access lines
Retail lines	2,872	3,032	(5.3)%
Resold lines	1,564	1,756	(10.9)%
Total business access lines	4,436	4,788	(7.4)%
Mass markets access lines
Consumer primary lines	7,454	7,916	(5.8)%
Consumer additional lines	803	948	(15.3)%
Small business lines	1,344	1,281	4.9%
Total mass markets access lines	9,601	10,145	(5.4)%
Total access lines	14,037	14,933	(6.0)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the
	Three Months Ended September 30,
	2006	2005	% Change
Mass markets retail connections (in thousands):
Mass markets access lines	9,601	10,145	(5.4)%
High-speed Internet subscribers (4)	1,973	1,340	47.2%
Video subscribers	373	151	147.0%
Wireless subscribers	781	748	4.4%
Total mass markets retail connections	12,728	12,384	2.8%
Minutes of use from carriers and
CLECs (in Millions)	11,796	12,750	(7.5)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

(1) Product revenue categories have been adjusted for current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue in the period divided by the average number of primary access lines for the period.  We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Total High-speed Internet subscribers does not include out-of-region subscribers. Included in the 2006 high-speed Internet count are 18,000 subscribers which relate to 2005 and 2004 activity.  If they had been included in 2005, the subscriber count and the percentage change would have been 1,354 and 45.7%, respectively.

(5) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period.  We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis.  We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP.  Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended
	September 30,		%
	2006	2005	Change
ARPU is calculated as follows:
Total quarterly wireless services revenue (in millions)	$135	$131	3.1%
Less: quarterly non-recurring revenue (in millions)	(20)	(17)	17.6%
Quarterly recurring revenue (in millions)	115	114	0.9%
Average monthly recurring revenue (in millions)	38	38	0.0%
Divided by quarterly average wireless services
subscribers (in thousands)	775	745	4.0%
Wireless services ARPU (in dollars)	$49	$51	(3.9)%

(6) We modified the classification of our access lines during the fourth quarter of 2005 in our effort to better approximate our revenue channels.  Resold lines includes UNE lines, unbundled loops, resale lines and public pay phone lines.  Business retail access lines at September 30, 2005 reflect a decline of 32,000 lines in the fourth quarter of 2005 related to affiliate disconnects.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the		As of and for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Segment Income:
Operating revenue	$3,487	$3,504	$10,435	$10,423
Cost of sales (exclusive of depreciation and amortization)	(1,382)	(1,512)	(4,192)	(4,385)
Selling, general and administrative	(1,014)	(1,016)	(2,998)	(3,097)
Segment income	$1,091	$976	$3,245	$2,941

EBITDA—as adjusted: (1)
EBITDA—as adjusted	$1,134	$1,002	$3,308	$2,981
Less: Restructuring, realignment and severance related costs	(43)	(26)	(63)	(40)

EBITDA: (1)
EBITDA	$1,091	$976	$3,245	$2,941
Depreciation and amortization	(691)	(768)	(2,075)	(2,307)
Total other expense—net	(249)	(353)	(798)	(885)
Income tax benefit	43	1	27	—
Net income (loss)	$194	$(144)	$399	$(251)

EBITDA Margin: (1)
EBITDA	$1,091	$976	$3,245	$2,941
Divided by total operating revenue	$3,487	$3,504	$10,435	$10,423
EBITDA Margin	31.3%	27.9%	31.1%	28.2%

EBITDA Margin—as adjusted: (1)
EBITDA—as adjusted	$1,134	$1,002	$3,308	$2,981
Divided by total operating revenue	$3,487	$3,504	$10,435	$10,423
EBITDA margin—as adjusted	32.5%	28.6%	31.7%	28.6%

Free Cash Flow from Operations: (2)
Cash provided by operating activities	$752	$675	$1,929	$1,588
Less: Expenditures for property, plant and equipment	(394)	(445)	(1,226)	(1,110)
Free Cash Flow from Operations	358	230	703	478
Add: One-time settlement deposit	—	—	100	—
Free Cash Flow from Operations—as adjusted	$358	$230	$803	$478

Net Debt: (3)
Current borrowings			$1,685	$527
Long-term borrowings—net			13,228	16,702
Total borrowings—net			14,913	17,229

Less: Cash and cash equivalents			962	2,311
Less: Short-term investments			218	580
Less: Long-term investments			—	—
Net Debt			$13,733	$14,338

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

(1) EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently.  We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

EBITDA for the three and nine months September 30, 2006 includes $43 million and $63 million in restructuring, realignment and severance related costs, respectively.  EBITDA for the three and nine months September 30, 2005 includes $26 million and $40 million in restructuring, realignment and severance related costs, respectively.

(2) Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense.  We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2006, information to reconcile this non-GAAP financial measure is not available at this time.

(3) Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash and cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings”, “long-term borrowings” or any other measure determined in accordance with GAAP.